Exhibit 5.1

345 Park Avenue New York, NY 10154-1895	Direct Main Fax	212.407.4000 212.407.4000 212.407.4990

July 15, 2020

Biolase, Inc.

4 Cromwell

Irvine, CA 92618

Ladies and Gentlemen:

We have acted as counsel to Biolase, Inc., a Delaware corporation (the “Company”), in connection with the Company’s filing with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-1 (the “462(b) Registration Statement”), pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the “Securities Act”). The 462(b) Registration Statement incorporates by reference the Company’s Registration Statement on Form S-1 (File No. 333-238914) filed with the Commission on June 3, 2020 (as amended on June 19, 2020 and June 26, 2020, the “Initial Registration Statement” and together with the 462(b) Registration Statement, the “Registration Statement”). This opinion is furnished to you in connection with your filing of the 462(b) Registration Statement, which is registering the offering by the Company of up to (i) 3,000 non-transferable subscription rights (the “Rights”) to be distributed by the Company without consideration in connection with a rights offering (the “Rights Offering”) to holders of record of the Company’s Common Stock, par value $0.001 per share (the “Common Stock”) and to holders of record of certain Common Stock purchase warrants issued in June 2020, and (ii) 3,000 units (the “Units”) at a price of $1,000 per Unit, each Unit consisting of (A) one share of the Company’s Series F Convertible Preferred Stock, par value $0.001 per share (“Preferred Stock”), each convertible into 2,500 shares of Common Stock (the “Conversion Shares”) and (B) 2,500 warrants, (the “Warrants”), each exercisable to purchase one share of Common Stock (the shares of Common Stock issuable upon exercise of the Warrants, the “Warrant Shares”).

We have examined originals or copies, certified or otherwise identified to our satisfaction, of such corporate records of the Company and other certificates and documents of officials of the Company, public officials and others as we have deemed appropriate for purposes of this letter. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all copies submitted to us as conformed and certified or reproduced copies.

Based upon the foregoing and subject to the assumptions, exceptions, qualifications and limitations set forth hereinafter, we are of the opinion that:

1. The Rights, when issued and delivered as described in the Registration Statement, will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

Biolase, Inc.

2. The Units, when issued, delivered and paid for as described in the Registration Statement, will be validly issued, fully paid and non-assessable.

3. The Warrants, when duly executed by the Company and duly delivered to the purchasers thereof against payment therefor as described in the Registration Statement, will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

4. The Warrant Shares have been duly authorized and if, as, and when the Warrant Shares are issued and delivered by the Company upon exercise of the Warrants in accordance with the terms thereof, including, without limitation, the payment in full of applicable consideration, the Warrant Shares will be validly issued, fully paid and non-assessable.

5. The shares of Preferred Stock, when issued, delivered and paid for as described in the Registration Statement, will be validly issued, fully paid and non-assessable.

6. The Conversion Shares have been duly authorized and, upon issuance and delivery as described in accordance with the Certificate of Designation of the Series F Convertible Preferred Stock filed in connection with the offering contemplated by the Registration Statement and the Company’s Restated Certificate of Incorporation, as amended, will be validly issued, fully paid and non-assessable.

The opinions we express above are based upon a review only of those laws, statutes, rules, ordinances and regulations which, in our experience, a securities lawyer who is a member of the bar of the State of New York and practicing before the Commission exercising customary professional diligence would reasonably recognize as being applicable to the foregoing transactions.

The opinions set forth in paragraphs 1 and 3 above are subject to (i) the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar law relating to or affecting creditors’ rights generally (including, without limitation, fraudulent conveyance laws) and (ii) the effect of general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding in equity or at law.

We express no opinion as to the enforceability of (i) provisions that relate to choice of law, forum selection or submission to jurisdiction (including, without limitation, any express or implied waiver of any objection to venue in any court or of any objection that a court is an inconvenient forum) to the extent that the validity, binding effector enforceability of any such provision is to be determined by any court other than a state court of the State of New York and (ii) waivers by the Company of any statutory or constitutional rights or remedies. We draw your attention to the fact that, under certain circumstances, the enforceability of terms to the effect that provisions may not be waived or modified except in writing may be limited.

The opinions we express herein are limited to matters involving the internal laws of the State of New York and the Delaware General Corporation law.

Biolase, Inc.

We are furnishing this opinion in connection with the filing of the 462(b) Registration Statement and this opinion is not to be relied upon for any other purpose without our prior written consent. We hereby consent to the filing of this opinion as an exhibit to the 462(b) Registration Statement, and to the reference to our firm under the heading “Legal Matters” in the prospectus constituting part of the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Loeb & Loeb LLP

Loeb & Loeb LLP